Exhibit C

CONSORTIUM AGREEMENT

between

JUN LEI

and

DAVID XUELING LI

Dated as of July 20, 2015

i

ii

THIS CONSORTIUM AGREEMENT (the “Agreement”) is made as of July 20, 2015, between (a) Jun Lei (“Mr. Lei”) and (c) David Xueling Li (“Mr. Li”). Each of Mr. Lei and Mr. Li is referred to herein as a “Party” and collectively as the “Parties.”

All defined terms used but not defined in the first place they appear in the Agreement are defined under Article XI hereof.

WHEREAS, the Parties propose to form a consortium (the “Consortium”) to undertake a transaction (the “Transaction”) to acquire YY Inc. (the “Target”) which would result in a delisting of the Target from the NASDAQ Global Market (the “NASDAQ”) and deregistering the Target under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, as part of the Transaction, the Parties propose to incorporate a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to incorporate a direct or indirect wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands. At the Closing, the Parties intend that (a) Merger Sub will be merged with and into the Target (the “Merger”), with the Target being the surviving company (the “Surviving Company”) and becoming a direct, wholly-owned subsidiary of Holdco, (b) each outstanding Target Common Share, other than the Rollover Shares (as defined below), will be cancelled in consideration for the right to receive the merger consideration per Target Common Share to be set forth in the Merger Agreement (as defined below) (the “Merger Consideration”); and (c) all remaining Target Common Shares held by the Parties or their respective affiliated investment vehicles, in each case as specified in Schedule A (collectively, the “Rollover Shares”), will be surrendered and cancelled for no consideration or contributed to Holdco for no consideration (subject to any exceptions to be agreed between the Parties);

WHEREAS, on July 9, 2015, Mr. Lei and Mr. Li submitted a non-binding proposal (the “Proposal”) to the Target’s board of directors in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target, including conducting due diligence, (b) discussions regarding the Proposal with the Target, and (c) the negotiation of the terms of the Documentation in connection with the Transaction (in which negotiations the Parties expect that the Target will be represented by a special committee of independent and disinterested directors of the Target), including an agreement and plan of merger among Holdco, Merger Sub and the Target in the form to be agreed by the Parties (the “Merger Agreement”), which shall be subject to the approval of the board of directors of the Target.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

HOLDCO OWNERSHIP; ADDITIONAL CONSORTIUM MEMBERS

Section 1.01                             Holdco Ownership and Arrangements.

(a)                                 Prior to the execution of the Merger Agreement, the Parties shall (i) incorporate Holdco and shall cause Holdco to incorporate Merger Sub, and (ii) negotiate in good faith and use reasonable best efforts to agree upon the terms of the memorandum and articles of association of each of Holdco and Merger Sub. The Parties agree that the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of the Surviving Company immediately upon the Closing.

(b)                                 Subsequent to the execution of the Merger Agreement and prior to the Closing, the Parties shall negotiate in good faith and use reasonable best efforts to enter into a shareholders’ agreement amongst themselves in their respective capacities as shareholders of Holdco that will take effect at the Closing, which shall include customary terms for transactions of a similar nature (the “Shareholders’ Agreement”).

(c)                                  Each Party shall, in connection with the execution of the Merger Agreement, (i) enter into a rollover agreement in customary form pursuant to which such Party will contribute at the Closing all Target Common Shares owned by him/it and his/its affiliated investment vehicles (if any) to Holdco, and (ii) deliver a funding commitment letter in customary form, pursuant to which, such Party will fund, at the Closing, cash to Holdco in an amount to be agreed upon by the Parties.

(d)                                 The relative ownership of Holdco by the Parties shall be based on their relative capital contributions to Holdco, whether in cash or in the form of Rollover Shares (with the Target Common Shares contributed by the Parties being valued at the same per share consideration as provided in the Merger Agreement) or a combination of both, except as otherwise agreed to by all of the Parties in writing. For the avoidance of doubt, Target Class A Common Shares shall be valued at the same per share consideration as Target Class B Common Shares.

Section 1.02                             Additional Consortium Members.  The Parties may together agree to admit one or more additional members (the “Additional Members”) of the Consortium which will provide equity capital and/or debt financing to the Consortium for the consummation of the Transaction. Any additional member admitted to the Consortium shall execute an adherence agreement to this Agreement in the form attached hereto as Schedule B herein (the “Adherence Agreement”) and upon his/its execution of the Adherence Agreement, such additional member shall become an Additional Member for the purposes of this Agreement.

ARTICLE II

PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS

Section 2.01                             Transaction Process.

(a)                                 The Parties shall: (a) undertake due diligence with respect to the Target and its business as each Party deems necessary; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith (i) any amendments to the terms of the Proposal, if applicable, and (ii) the terms of the Documentation (including the terms of any other agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties), in each case, which terms must be acceptable to each Party in their respective discretion.

(b)                                 Each Party shall use his reasonable best efforts to execute a customary confidentiality agreement reasonably required by the Target for the purposes of gaining access to information with respect to the Target in connection with the Transaction.

Section 2.02                             Information Sharing and Roles. Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (a) complying with any information delivery or other requirements entered into by Holdco, a Party or an Affiliate of a Party, (b) participating in meetings and negotiations with potential debt financing sources, if any, (c) sharing all information reasonably necessary to evaluate the Target, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (d) providing each other or Holdco with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of any other Party and his/its Affiliates for inclusion in the Documentation, (e) providing timely responses to requests by another Party for information, (f) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement, and (g) consulting with each other and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Target, any issuance of which shall be subject to Section 7.01. Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act). The Parties agree and confirm that none of the Parties shall provide any information in breach of any of its or his obligations or fiduciary duties to the Target.

Section 2.03                             Appointment of Advisors.

(a)                                 All joint Advisors, and the scope and other terms of such Advisors’ engagement, to Holdco and/or the Parties in connection with the Proposal and the Transaction shall be satisfactory to each Party.

(b)                                 If a Party requires separate representation in connection with specific issues arising out of the Proposal or the Transaction or other matters contemplated by the Documentation, such Party may retain other Advisors to advise it; provided, however, that such Party shall (i) provide prior notice to the other Parties of such retention and (ii) be solely responsible for the fees and expenses of such separate Advisors unless otherwise agreed to in advance by the other Parties in writing.

ARTICLE III

TRANSACTION COSTS

Section 3.01                             Expenses and Fee Sharing.

(a)                                 Upon consummation of the Transaction, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction, including, without limitation, the costs and expenses associated with (i) the negotiation, delivery and execution of this Agreement and the other Documentation, (ii) the retention by the Consortium of a financial due diligence advisor, (iii) any actions taken in accordance with the terms of the Documentation, including regulatory filings made or to be made pursuant to the Merger Agreement, and (iv) the retention of Advisors by the Parties or the Consortium (other than fees, expenses and disbursement of any separate Advisors retained by a Party pursuant to Section 2.03(b) unless otherwise agreed to in advance by the other Parties in writing).

(b)                                 Subject to the provisions of Section 4.01, if the Transaction is not consummated or this Agreement is terminated prior to the Closing of the Transaction (and Section 3.01(c) below does not apply), the Parties agree to share (allocated among the Parties in proportion to their committed equity contribution) the out-of-pocket costs and expenses incurred by or on behalf of the Consortium in connection with the Transaction, including any fees, expenses and disbursements payable to Advisors retained for or on behalf of the Consortium or the out-of-pocket costs and expenses incurred in connection with any due diligence investigation conducted by the Parties with respect to the Target, including any fees, expenses and disbursements payable to Advisors retained for such purposes (other than fees, expenses and disbursements of any separate Advisors retained by the Parties pursuant to Section 2.03(b) unless otherwise agreed to in advance by the Parties in writing).

(c)                                  If the Transaction is not consummated due to the unilateral breach of this Agreement by one or more Parties, then the breaching Party or Parties shall reimburse any non-breaching Party for all of his out-of-pocket costs and expenses incurred in connection with this Transaction, including any fees, expenses and disbursements of (i) Advisors retained by the Parties (including the fees, expenses and disbursements of any separate Advisors retained by a Party pursuant to Section 2.03(b)) and (ii) any due diligence advisors engaged by the Consortium in connection with the Transaction, if any, without prejudice to any rights and remedies otherwise available to such non-breaching Party.

(d)                                 Each Party shall be entitled to receive, on a pro rata basis in accordance with his Respective Proportion, any termination or other fees or amounts payable to Holdco or Merger Sub by the Target pursuant to the Merger Agreement, net of the expenses required to be borne by them pursuant to Section 3.01(b).

ARTICLE IV

LIMITATION OF LIABILITY

Section 4.01                             Limitation of Liability. The obligations of each Party under this Agreement are several (and not joint, or joint and several) and, except as set forth in Section 3.01(a), each Party’s obligation to pay fees and costs pursuant to Article III is capped at such Party’s Respective Proportion. If a Claim has arisen as a result of the fraud, willful misconduct or breach of this Agreement by a Party, then Liability for such Claim will rest solely with such Party.

ARTICLE V

EXCLUSIVITY

Section 5.01                             Exclusivity Period. During the Exclusivity Period each Party:

(a)                                 shall and shall cause its respective Affiliates and Representatives to, work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Target; (ii) formulate any amendments to the terms of the Proposal, if applicable; (iii) prepare and submit to the Target the Merger Agreement; (iv) conduct negotiations, prepare and finalize the Documentation in the forms to be agreed by the Parties and (v) vote, or cause to be voted, at every shareholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b)                                 shall not, without the written consent of the other Parties, directly or indirectly, either alone or with or through any of his/its Affiliates or Representatives: (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal (including through any rollover investment therein); (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt financing, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transaction as contemplated under this Agreement; (v) acquire (other than pursuant to share incentive plans of the Target) or dispose of any Securities, or directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the Documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that would have the effect of preventing, disabling or delaying the Party from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any other person regarding the matters described in Section 5.01(a) or (b);

(c)                                  shall immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications (whether conducted by such Party or any of his/its Affiliates or Representatives) with all persons conducted heretofore with respect to a Competing Proposal; and

(d)                                 notify the other Parties promptly if such Party, his/its Affiliates or Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Parties the identity of any other persons involved and the nature and content of the approach or communication, and promptly provide copies of any such written Competing Proposal.

ARTICLE VI

TERMINATION

Section 6.01                             Failure to Agree; Mutual Termination; Termination After Execution of Documentation.

(a)                                 If the Parties, after good faith endeavors to pursue the Transaction in compliance with the other sections of this Agreement, are unable to agree either (i) as between themselves upon the material terms of the Transaction or (ii) with the Special Committee on the material terms of a transaction which the Special Committee agrees to recommend to the public shareholders of the Target, then (A) a Party may cease his/its participation in the Transaction upon prior written notice to the other Parties; and (B) this Agreement shall terminate with respect to such withdrawing Party thereafter, following which the provisions of Section 6.02(a) will apply.

(b)                                 This Agreement shall terminate at any time upon the mutual written agreement of the Parties.

(c)                                  After the execution of the Merger Agreement, this Agreement shall terminate without any further action on the part of any Party upon the earlier of (i) the date the Transaction is consummated or (ii) the date that the Merger Agreement is validly terminated in accordance with its terms.

Section 6.02                             Effect of Termination.

(a)                                 Upon termination of this Agreement with respect to a Party pursuant to Section 6.01(a), Article III (Transaction Costs), Article IV (Limitation of Liability), Article V (Exclusivity), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article III for his/its pro rata portion of any expenses for which such Party is obligated under Section 3.01(b) incurred prior to the termination of this Agreement with respect to such Party. The Parties shall otherwise not be liable to each other in relation to this Agreement, other than in respect of a breach of this Agreement occurring prior to termination.

(b)                                 Upon termination of this Agreement with respect to a Party pursuant to Section 6.01(b) or Section 6.01(c), Article III (Transaction Costs), Article IV (Limitation of Liability), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article III for his/its pro rata portion of any expenses for which such Party is obligated under Section 3.01(b) incurred prior to the termination of this Agreement with respect to such Party. The Parties shall otherwise not be liable to each other in relation to this Agreement, other than in respect of a breach of this Agreement occurring prior to termination.

ARTICLE VII

ANNOUNCEMENTS AND CONFIDENTIALITY

Section 7.01                             Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or stock exchange (but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable).

Section 7.02                             Confidentiality.

(a)                                 Except as permitted under Section 7.03, each Party shall not, and shall direct that his/its Representatives do not, without the prior written consent of the other Parties, disclose any Confidential Information received by such Party (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct his/its Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)                                 Subject to Section 7.02(c), the Recipient shall safeguard and return to the Discloser any Confidential Information which falls within paragraph (a) of the definition of Confidential Information, on demand, or in the case of electronic data (other than any electronic data stored on the back-up tapes of the Recipient’s hardware), destroy at the option of the Recipient, any Confidential Information contained in any material in the Recipient’s or his/its Representatives’ possession or control.

(c)                                  Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 7.02(b) if the Confidential Information is required to be retained by such Party for regulatory purposes or in connection with a bona fide document retention policy.

(d)                                 Each Party acknowledges that, in relation to Confidential Information received from the other Party, the obligations contained in Section 7.02(a) shall continue to apply for a period of twenty-four (24) months following termination of this Agreement unless otherwise agreed in writing.

Section 7.03                             Permitted Disclosures. A Party may make disclosures (a) to those of its Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including potential sources of capital) but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the SEC, the NASDAQ or another regulatory body or stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only as far as practicable and lawful after the form and terms of that disclosure have been provided to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of such disclosure, in each case, to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Representatives.

ARTICLE VIII

NOTICES

Section 8.01                             Notices. Any notice, request, instruction or other document to be given hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail:

If to Mr. Jun Lei:

13th Floor, WuCaiCheng Office Building

68 Qinghe Middle Street

Haidian District, Beijing 100085

People’s Republic of China

Facsimile: +86 (10) 6060-6666 Ext. 1101

E-mail: leijun@gmail.com

If to Mr. David Xueling Li:

c/o Building 3-08, Yangcheng Creative Industry Zone

No. 309 Huangpu Avenue Middle,

Tianhe District, Guangzhou 510655

People’s Republic of China

Facsimile: +86 (20) 2916-2104

E-mail:  lixueling@yy.com

or to such other address or facsimile number or email address as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or email, shall be deemed received upon confirmation of delivery.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01                             Representations and Warranties. Each Party hereby represents and warrants (on behalf of such Party only) to other Parties that (a) such Party has the requisite power and authority or, in the case of Mr. Lei or Mr. Li, the legal capacity and right to execute, deliver and perform this Agreement, (b) except in the case of Mr. Lei or Mr. Li, the execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary action on the part of such person and no additional proceedings are necessary to approve this Agreement, and (c) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement enforceable against such Party in accordance with the terms hereof. Each Party further represents and warrants (on behalf of such Party only) to the other Parties that (a) such Party’s execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract or agreement to which such Party is a party or by which such Party is bound or office such Party holds; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of the properties or assets of such Party; or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets, and (b) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party.

Section 9.02                             Target Common Shares. Each Party further represents and warrants (on behalf of such Party only) to other Parties that as of the date of this Agreement, (a) unless otherwise disclosed in Schedule A, such Party or his/its Affiliates hold (i) of record the number of outstanding Target Common Shares set forth under the heading “Shares Held of Record” next to such Party’s or his/its Affiliate’s name on Schedule A hereto, and (ii) the other Securities set forth under the heading “Other Securities” next to such Party’s or his/its Affiliate’s name on Schedule A hereto, in each case are free and clear of any encumbrances or restrictions; (b) unless otherwise disclosed in Schedule A, such Party has the sole right to control the voting and disposition of the Target Common Shares (if any) and any other Securities (if any) held by such Party or his/its Affiliates; and (c) such Party does not own, directly or indirectly, any Target Common Shares or other Securities other than as set forth on Schedule A hereto.  For purposes of this Section 9.02, “owns” means the relevant Party (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

Section 9.03                             Separate Representations and Warranties. Each representation and warranty in Section 9.01 and Section 9.02 is a separate representation and warranty. The interpretation of any representation and warranty may not be restricted by reference to or inference from any other representation and warranty.

Section 9.04                             Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and in reliance upon (among other things) the representations and warranties in Section 9.01 and Section 9.02 and have been induced by such Party to enter into this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01                      Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 10.02                      Further Assurances. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 10.03                      Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 10.04                      Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.05                      Language. The official text of this Agreement and any notices given or made hereunder shall be in English.

Section 10.06                      Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior written consent of the other Parties; provided, however, a Party may assign its respective rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of the Party, any limited partners or investment vehicles of the Party or such funds and, subject to the prior written consent of the other Parties (not to be unreasonably withheld or delayed), any other co-investors of the Party (as the case may be), but no such assignment shall relieve the Party from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement, whether express or implied, is intended to or shall confer upon any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns, any rights, benefits, claims or remedies whatsoever under or by reason of this Agreement or any provision hereof.

Section 10.07                      No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

Section 10.08                      Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Party has executed at least one counterpart.

Section 10.09                      Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to the conflicts of laws principles thereof (other than Section 5-1401 of the General Obligations Law and any successor provision thereto).

Section 10.10                      Dispute Resolution.

(a)                                 Subject to Section 10.11, any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of the HKIAC in force at the relevant time and as may be amended by this Section 10.10. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) shall fail to nominate or agree on the joint nomination of an Arbitrator or the first two Arbitrators shall fail to nominate or agree on the joint nomination of the third Arbitrator within the time limits specified by the Arbitration Rules of the HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)                                 Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.10, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 10.10(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 10.11 in any way.

Section 10.11                      Remedies. Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

ARTICLE XI

DEFINITIONS AND INTERPRETATION

Section 11.01                      Definitions. In this Agreement, unless the context requires otherwise:

“ADSs” means the American Depositary Shares of the Target, each of which currently represents twenty (20) Target Class A Common Shares.

“Advisors” means the legal, accounting, banking and other advisors and/or consultants of the Consortium, Holdco, the Parties and/or a Party, as the case may be, appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Agreement” means this Consortium Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Arbitrator” has the meaning given in Section 10.10.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in New York, New York, for the transaction of normal banking business.

“Claim” means a claim against any one or more of the Parties arising from or relating to the Transaction in respect of which a Party is, or is sought to be, made liable to pay any sum of money to any person other than a Party (or any of their respective Affiliates), whether on a joint and several basis or on any other basis.

“Closing” means the consummation of the Transaction.

“Competing Proposal” means a proposal, offer or invitation to the Target, any Party or any of a Party’s Affiliates (other than the Proposal), that involves the acquisition of Control of the Target, a sale of all or a substantial part of the assets of the Target, a restructuring or recapitalization of the Target, or some other transaction that would adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by such Party and (b) the terms of, and any negotiations or discussions relating to, the Proposal.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person or company whether through the ownership of voting securities, contract or otherwise.

“Discloser” has the meaning given in Section 7.02(a).

“Documentation” means the documentation required to implement the Transaction, including the Proposal, the Merger Agreement, the Shareholders’ Agreement, debt financing documents, if any, filings with the SEC and other governmental agencies, and ancillary documentation, in each case, in the form to be agreed by the Parties.

“Exchange Act” has the meaning given in the recitals.

“Exclusivity Period” means the period beginning on the date hereof and ending on the first to occur of (a) the date twelve (12) months after the date hereof and (b) the mutually agreed termination of this Agreement pursuant to Section 6.01(b).

“HKIAC” has the meaning given in Section 10.10.

“Holdco” has the meaning given in the recitals.

“Liability” means a liability to pay a sum of money arising pursuant to a Claim (which sum is deemed to include all legal and other costs, damages, losses and expenses incurred in connection with (or arising directly or indirectly from) defending, disputing or otherwise dealing with any such Claim) where the liability arises from a judgment given by a court of competent jurisdiction, the final decision given in any binding arbitration proceedings or the agreed settlement of the Claim.

“Merger” has the meaning given in the recitals.

“Merger Agreement” has the meaning given in the recitals.

“Merger Consideration” has the meaning given in the recitals.

“Merger Sub” has the meaning given in the recitals.

“NASDAQ” has the meaning given in the recitals.

“Parties” has the meaning given in the preamble.

“Proposal” has the meaning given in the recitals.

“Recipient” has the meaning given in Section 7.02(a).

“Representative” of a Party means such Party’s officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors, and potential sources of equity or debt financing (and their respective counsel).

“Respective Proportion” means, with respect to a Party, the proportion that such Party’s (and its Affiliates) planned equity participation in Holdco bears to the aggregate amount of all of the Parties’ (and their respective Affiliates) planned equity participation in Holdco.

“Rollover Shares” has the meaning given in the recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means (a) any ADSs, (b) any shares in the Target, and (c) any warrants, options and any other securities which are convertible into or exercisable for ADSs or shares in the Target.

“Shareholders’ Agreement” has the meaning given in Section 1.01(b).

“Special Committee” means a special committee of independent, disinterested directors of the Target that has been established to be responsible for, among other matters, evaluating the Transaction and negotiating the terms of the Transaction with the Consortium.

“Surviving Company” has the meaning given in the recitals.

“Target” has the meaning given in the recitals.

“Target Class A Common Shares” means Class A common shares, par value US$0.00001 per share, of the Target.

“Target Class B Common Shares” means Class B common shares, par value US$0.00001 per share, of the Target.

“Target Common Shares” means, collectively, the issued and outstanding Target Class A Common Shares (including the Target Class A Common Shares represented by ADSs) and the issued and outstanding Target Class B Common Shares. A “Target Common Share” means a Target Class A Common Share or a Target Class B Common Share, as the context may require.

“Transaction” has the meaning given in the recitals.

“Transfer” has the meaning given in Section 5.01(b).

Section 11.02                      Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

Section 11.03                      Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the Parties are references respectively to the Parties and their legal personal representatives, successors and permitted assigns.

Section 11.04                      Meaning of References. In this Agreement, unless the context requires otherwise:

(a)                                 words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)                                 references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)                                  references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(d)                                 any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

(e)                                  references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(f)                                   references to “US$” are to the lawful currency of the United States of America, as of the date of this Agreement; and

(g)                                  references to “Target Common Shares” shall include Target Common Shares represented by ADSs.

Section 11.05                      Headings. Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

Section 11.06                      Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Jun Lei

/s/ Jun Lei

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

David Xueling Li

/s/ David Xueling Li

[Signature Page to Consortium Agreement]

SCHEDULE A

EXISTING SHARE OWNERSHIP

	Target Shares Held of Record
	Class A Common Shares	Class B Common Shares	Class A Common Shares Represented by ADSs	Other Securities
Parties and Investment Vehicles Affiliated with the Parties
Jun Lei	—	—	—	—
Top Brand Holdings Limited(1)	—	192,741,483	—	—
David Xueling Li	—	—	—	1,052,875	(3)
YYME Limited(2)	10	175,241,483	16,000,000	—

Notes:

(1) Top Brand Holdings Limited is a British Virgin Islands company wholly owned and controlled by Mr. Jun Lei.

(2) YYME Limited is a British Virgin Islands company wholly owned and controlled by Mr. David Xueling Li.

(3) Represents Class A common shares underlying options and restricted share units granted to Mr. David Xueling Li that have vested or will vest within 60 days of July 9, 2015.

A-1

SCHEDULE B

ADHERENCE AGREEMENT

THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on

BY:

[New Member], a [limited liability company] organized and existing under the laws of [•] with its registered address at [•] (the “New Member”).

RECITALS:

(A)                               On July 20, 2015, the parties listed on Annex A to this Agreement (the “Existing Members”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to undertake an acquisition transaction (the “Transaction”) with respect to YY Inc. (the “Target”), a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Market (“NASDAQ”), pursuant to which the Target would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended.

(B)                               Additional members may be admitted to the Consortium pursuant to Section 1.02 of the Consortium Agreement.

(C)                               The New Member now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS AGREEMENT WITNESSES as follows:

1.                                      Defined Terms And Construction

(a)                                 Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b)                                 This Agreement shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.                                      Undertakings

(a)                                 Assumption of obligations

The New Member undertakes to each other Party to this Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Members agree that where there is a reference to a “Party” it shall be deemed to include a reference to the New Member and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the New Member as if the New Member had been a Party under the Consortium Agreement at the date of execution thereof.

3.                                      Representations And Warranties

(a)                                 The New Member represents and warrants to each of the other Parties as follows:

(1)                                 Status

It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in the preamble of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

(2)                                 Due Authorization

It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the New Member has been duly authorized by all necessary action on behalf of the New Member.

(3)                                 Legal, Valid and Binding Obligation

This Agreement has been duly executed and delivered by the New Member and constitutes the legal, valid and binding obligation of the New Member, enforceable against it in accordance with the terms hereof.

(4)                                 Ownership

As of the date of this Agreement, (i) the New Member holds (A) of record the number of outstanding Target Common Shares set forth under the heading “Shares Held of Record” next to its name on Schedule A hereto (specifying the number held as Target Class A Common Shares, Target Class B Common Shares and Target Class A Common Shares in the form of ADSs), free and clear of any encumbrances or restrictions, and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule A hereto, in each case free and clear of any encumbrances or restrictions; (ii) the New Member has the sole right to control the voting and disposition of such Target Common Shares (if any) and any other Securities (if any) held by it; and (iii) none of the New Member and its Affiliates owns, directly or indirectly, any Target Common Shares or other Securities, other than as set forth on Schedule A hereto.

(5)                                 Reliance

Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) of this Agreement and have been induced by them to enter into this Agreement.

4.                                      Notice

Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail, to the address, facsimile number or electronic mail address provided under the Consortium Agreement, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or electronic mail, shall be deemed received upon confirmation of delivery.

5.                                      Governing Law

This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to the conflicts of laws principles thereof (other than Section 5-1401 of the General Obligations Law and any successor provision thereto).

6.                                      Dispute Resolution.

(a)                                 Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of the HKIAC in force at the relevant time and as may be amended by this Section 6. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) shall fail to nominate or agree on the joint nomination of an Arbitrator or the first two Arbitrators shall fail to nominate or agree on the joint nomination of the third Arbitrator within the time limits specified by the Arbitration Rules of the HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)                                 Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6(a) in any way.

7.                                      Specific Performance.

Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the New Member has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

[New Member’s Name]

By:
Name:
Position:

Notice details

Address:
Email:
Facsimile:

ANNEX A (ADHERENCE AGREEMENT)

EXISTING MEMBERS

Jun Lei

David Xueling Li

SCHEDULE A (ADHERENCE AGREEMENT)

SHARES HELD OF RECORD

Target Shares Held of Record
New Member	Class A Common Shares	Class B Common Shares	Class A Common Shares Represented by ADSs	Other Securities